SHAREHOLDERS' AGREEMENT

                                 By and between

                           NEW MOUNTAIN PARTNERS, L.P.

                                       and

                           DB CAPITAL INVESTORS, L.P.

                           Dated as of March 16, 2001


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                                TABLE OF CONTENTS

                                                                           PAGE

                                    ARTICLE I

DEFINITIONS..................................................................1


                                   ARTICLE II

TRANSFER RESTRICTIONS........................................................3

Section 2.1.  General Restrictions on Transfer...............................3
Section 2.2.  Certain Permitted Transfers....................................3
Section 2.3.  Termination of Restrictions on Transfer........................4
Section 2.4.  Sale of Shares to a Third Party................................4

                                   ARTICLE III

CORPORATE GOVERNANCE.........................................................5

Section 3.1.  Directors......................................................5

                                   ARTICLE IV

REGISTRATION RIGHTS..........................................................6

Section 4.1.  Rights of Investors............................................6

                                    ARTICLE V

MISCELLANEOUS................................................................7

Section 5.1.  Recapitalizations, Exchanges, Etc. Affecting Shares............7
Section 5.2.  Waiver and Amendment...........................................7
Section 5.3   Purchasers' Agent; Consultation................................7
Section 5.4.  Additional Investors...........................................8
Section 5.5.  Notices........................................................8
Section 5.6.  Applicable Law and Time of Essence.............................9
Section 5.7.  Integration....................................................9
Section 5.8.  Descriptive Headings...........................................9
Section 5.9.  Counterparts...................................................9
Section 5.10. Successors, Assigns and Transferees............................9
Section 5.11. Severability...................................................9
Section 5.12. Expenses.......................................................9
Section 5.13. Interpretation; Absence of Presumption.........................9
Section 5.14. Further Assurances............................................10



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Section 5.15. Specific Performance..........................................10
Section 5.16. Termination...................................................10
Section 5.17. Public Announcements and Confidentiality......................10


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                             SHAREHOLDERS' AGREEMENT
                             -----------------------

     THIS SHAREHOLDERS' AGREEMENT (the "Agreement"), dated as of March 16, 2001, is by and between New Mountain Partners, L.P. ("NMP") and DB Capital Investors, L.P. ("DB," together with NMP, the "Investors," and each individually, an "Investor"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in that certain Preferred Stock Purchase Agreement, dated as of November 28, 2000, by and among Strayer Education, Inc., a Maryland corporation (the "Company"), NMP and DB (as the same may be amended from time to time as needed, the "Purchase Agreement").

                             W I T N E S S E T H:

            WHEREAS, the Company, NMP and DB have entered into the Purchase Agreement, pursuant to which the Company is issuing and selling, and NMP, DB and any additional Purchasers (as defined in the Purchase Agreement) are purchasing, the Series A Preferred Stock on the Closing Date; and

            WHEREAS, the parties believe it to be in their best interests that they enter into this Agreement and provide for certain rights with respect to the investment by the Investors and the corporate governance of the Company;

            NOW, THEREFORE, in consideration of the premises and mutual agreements, covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            As used in this Agreement, the following terms shall have the meanings ascribed to them below:

            "Agreement" shall have the meaning specified in the preamble hereto.

            "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "CONTROL" when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

            "Board of Directors" shall mean the board of directors of the Company.

            "Company" shall have the meaning specified in the preamble hereto.

            "Company Investment" means the total value of all Subject Securities held by an Investor or by all Investors in the Company valuing the Series A Preferred Stock at its Liquidation Amount (as defined in the Articles Supplementary) plus accrued and unpaid dividends and valuing any Converted Shares at their Conversion Price (as defined in the Articles Supplementary).

            "Converted Shares" shall have the meaning specified in Section 2.1 hereof.

            "Drag-Along Right" shall have the meaning specified in Section 2.4 hereof.

            "Initial Appointment" shall have the meaning specified in Section 3.1(a) hereof.

            "Investor", "Investors" shall have the meanings specified in the preamble hereto and the Permitted Transferees (as defined herein) of any such Investor.

            "Majority Investor" means whichever of NMP or DB is the holder, at any time, of a larger Company Investment than the other.

            "Minority Investor" means, at any time, each Investor other than the Majority Investor.

            "New Investor" shall have the meaning specified in Section 3.1 hereof.

            "Original Investment Amount" shall have the meaning specified in
Section 2.1 hereof.

            "Original Majority Investor" shall mean NMP or any of its Affiliates or Subsidiaries.

            "Original Minority Investor" shall mean DB or any of its Affiliates or Subsidiaries.

            "Permitted Transferee" shall have the meaning specified in Section
2.2 hereof.

            "Permitted Transfers" shall have the meaning specified in Section
2.2 hereof.

            "Person" shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or government or any department or agency thereof.

            "Purchase Agreement" shall have the meaning specified in the first paragraph of this Agreement.

            "Registration Rights Agreement" shall have the meaning specified in
Section 4.1 hereof.

            "Sell-Down" shall have the meaning specified in Section 2.2(a).

            "Subject Securities" shall have the meaning specified in Section 2.1 hereof.

            "Shareholders" shall mean the beneficial owners of the Series A Preferred Stock collectively, and each such individual holder shall be referred to as a "Shareholder."


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            "Tag-Along Right" shall have the meaning specified in Section 2.4 hereof.

            "Third Party" shall have the meaning specified in Section 2.4 hereof.

            "Transfer Restriction Lapse Date" shall have the meaning specified in Section 2.1 hereof.

                                   ARTICLE II

                              TRANSFER RESTRICTIONS

           Section 2.1. GENERAL RESTRICTIONS ON TRANSFER. Prior to the earlier of (a) the date on which the Original Majority Investor has a Company Investment of less than 33% of the Original Investment Amount (as defined below) in the form of the Series A Preferred Stock and/or shares issuable on conversion of the Series A Preferred Stock (the "Converted Shares"), and (b) the date on which the Series A Preferred Stock becomes redeemable by the Company pursuant to Section 4 of the Articles Supplementary of the Company (the earlier of (a) or (b), the "Transfer Restriction Lapse Date") the Minority Investors shall not, without the prior written consent of the Majority Investor, directly or indirectly sell, offer, transfer, assign, pledge, hypothecate or otherwise dispose of any interest in ("Transfer") any securities of the Company purchased pursuant to the Purchase Agreement or issued upon conversion of such securities ("Subject Securities"), except for transfers or sales made in accordance with the provisions of Sections 2.2 or 2.4 hereof and which are made in compliance with the federal securities laws and all applicable state securities or "blue sky" laws (or pursuant to exemptions therefrom). No transfer of the Subject Securities in violation of this Agreement shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect. For purposes of this Agreement, the term "Original Investment Amount" shall mean the original investment of the Original Majority Investor through the purchase of shares of Series A Preferred Stock representing an aggregate Liquidation Amount of $115 million; PROVIDED, that if the Original Majority Investor sells a number of shares of Series A Preferred Stock representing an aggregate Liquidation Amount of up to $35 million to one or more co-investors, in accordance with the terms set forth in Section 2.3(c) of the Purchase Agreement, such Original Investment Amount will be reduced by the amount which the Original Majority Investor sells, up to $35 million.

           Section 2.2. CERTAIN PERMITTED TRANSFERS. Each of the Investors acknowledges and agrees that any of the following transfers of Subject Securities (collectively, the "Permitted Transfers") are deemed to be permitted transfers of such securities:

          (a) a transfer or sale of a number of shares of Series A Preferred Stock representing an aggregate Liquidation Amount of up to $35 million by the Original Majority Investor to one or more co-investors effected in accordance with the terms set forth in Section 2.3(c) of the Purchase Agreement and approved by DB, such approval not to be unreasonably withheld (the "Sell-Down"), PROVIDED, that no approval of DB will be required for a Sell-Down of $5 million or greater aggregate Liquidation Amount of Series A Preferred Stock to an institutional limited partner of NMP that is not an Affiliate of NMP;


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            (b) a transfer of Subject Securities made in compliance with the federal and all applicable state securities laws by an Investor to (i) a controlled Affiliate of the Investor or (ii) to any other Affiliate of the Investor other than a controlled Affiliate with the permission of NMP, whose permission shall not be unreasonably withheld; and

            (c) a transfer of Subject Securities made pursuant to the piggyback registration rights of an Investor in accordance with Section 4.1 hereof and the Registration Rights Agreement (as defined below)

PROVIDED, that no transfers pursuant to Sections 2.2(a) and (b) shall be permitted (and any such transfer shall be void and of no effect) unless and until the Affiliate or co-investor, as the case may be, shall agree in writing, in form and substance reasonably satisfactory to the Investors, to become bound, and becomes bound, by all the terms of this Agreement. The Affiliate or co-investor, as the case may be, to whom the Subject Securities may be transferred or pledged pursuant to Section 2.2(a) or (b) is hereinafter sometimes referred to as a "Permitted Transferee."

            Section 2.3. TERMINATION OF RESTRICTIONS ON TRANSFER. After the Transfer Restriction Lapse Date, transfers of the Subject Securities beneficially owned by the Investors or their Permitted Transferees shall be permitted, to the extent not already permitted, subject to compliance with all applicable federal and state securities or "blue sky" laws (or pursuant to exemptions therefrom).

            Section 2.4. SALE OF SUBJECT SECURITIES TO A THIRD PARTY. (a) Until the Transfer Restriction Lapse Date, if at any time the Original Majority Investor proposes to sell, for its own account, in one or more private transactions, Subject Securities of the Company to a party which is not, and following such sale will not be, an Affiliate of such Investor (a "Third Party"), the Minority Investors shall have the right to participate (a "Tag-Along Right") in such sale with respect to any Subject Securities held by them on a pro rata basis (based on the percentage of the Subject Securities being sold to the Third Party corresponding to the relationship of the Company Investment owned by each Investor to the aggregate Company Investment owned by all of the Investors) for the same consideration per Security and otherwise on the same terms as the Original Majority Investor sells; PROVIDED, HOWEVER, that no Tag-Along Rights shall exist with respect to a Permitted Transfer. If circumstances occur which give rise to the Tag-Along Right, then the Original Majority Investor shall give written notice (a "Sales Notice") to the Minority Investors at least ten business days prior to such sale, which Sales Notice shall describe the class and number of shares of Subject Securities to be sold, the purchase price of each such share of Subject Securities to be sold, the material details of such sale transaction and the anticipated closing date of such sale, and shall advise the Minority Investors of their Tag-Along Rights. Each Minority Investor may exercise its Tag-Along Right by written notice to the Original Majority Investor given not more than five business days after receiving the notice from the Original Majority Investor stating the number of Subject Securities that it wishes to sell, up to the maximum number permitted (being its pro rata amount referred to above and as disclosed in the notice to be given to it). If a Minority Investor gives written notice indicating that it wishes to sell, it shall be obligated to sell that number of Subject Securities specified in its written acceptance notice upon the same terms and conditions as the Original Majority Investor


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is selling to the Third Party conditional upon and contemporaneous with completion of the transaction of purchase and sale with the Third Party.

         (b) Until the Transfer Restriction Lapse Date, if the Original Majority Investor proposes to sell for its own account, in one or more private transactions, Subject Securities of the Company to a Third Party, the Original Majority Investor shall, upon written request at least ten business days prior to such sale, have the right to require the Minority Investors (without the consent of the Minority Investors or the exercise of appraisal rights, if any, which are hereby waived) to participate (a "Drag-Along Right") in such sale with respect to any Subject Securities held by them on a pro rata basis (as defined in clause (a) above) for the same consideration per Security and otherwise on the same terms as the Original Majority Investor sells its Subject Securities; PROVIDED, HOWEVER, that no Drag-Along Rights shall exist (1) with respect to a Permitted Transfer or (2) if the Series A Preferred Stock is sold for a price less than the Liquidation Amount per share, as adjusted and PROVIDED, FURTHER, that proper allowance is made to implement the provisions of Section 3.1(c)(ii).

                                  ARTICLE III

                              CORPORATE GOVERNANCE

            Section 3.1. DIRECTORS. (a) Pursuant to Section 5.4 of the Purchase Agreement, at the Escrow Date, one-half of the Company's Board of Directors (or six directors) are to be comprised of persons nominated by the Investors, who shall serve as directors of the Company until their successors are duly elected and qualified (the "Initial Appointment"). Of the Investors' initial appointees,
(i) four of the directors on the Company's Board of Directors shall be nominated by NMP, in its sole discretion, (ii) one of the directors on the Company's Board of Directors shall be nominated by DB, in its sole discretion and (iii) one of the directors on the Company's Board of Directors shall be nominated by a purchaser of shares of Series A Preferred Stock in the Sell-Down designated by NMP (the "New Investor"), if any, in its sole discretion, or if (x) there is no Sell-Down prior to the Initial Appointment or (y) there is no New Investor, the sixth director shall be chosen by mutual agreement of NMP and DB; PROVIDED, that such mutually agreed director will resign his or her directorship or NMP and DB shall vote to remove such director upon the closing of the purchase by a New Investor. All of the Investors agree to vote their Subject Securities in favor of the directors nominated pursuant to this Section 3.1 and Section 5.4 of the Purchase Agreement and to cause the directors designated by them to vote in favor of the initial management team specified in Section 5.4 of the Purchase Agreement. The failure of any Investor entitled to nominate directors pursuant to this Section 3.1 to fully exercise its respective nomination rights shall not constitute a waiver or diminution of such rights, nor shall it prevent such Investor from fully exercising such rights prospectively.

          (b) After the Initial Appointment, (i) NMP shall be entitled to nominate 2/3rds (rounded to the nearest whole number) of the directors that the Investors are entitled to nominate pursuant to the Articles Supplementary, (ii) DB shall be entitled to appoint 1/6th (rounded to the nearest whole number with 0.5 being rounded up to 1) of the directors that the Investors are entitled to nominate pursuant to the Articles Supplementary and (iii) the New Investor, if any, or if none NMP and DB by mutual agreement, shall be entitled to appoint 1/6th (rounded to the nearest whole number with 0.5 being rounded down to 0) of the directors that the Investors are


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entitled to nominate pursuant to the Articles Supplementary; PROVIDED, that such mutually agreed upon director will resign his or her directorship or NMP and DB will vote to remove such director upon the closing of the purchase by the New Investor, if any.

          (c) Notwithstanding the foregoing, (i) if (x) one Investor converts Series A Preferred Stock and as a result of such conversion the number of directors which can be appointed by the Investors in the aggregate is decreased, the ability of such Investor to nominate director(s) shall be adjusted so that such Investor will lose its ability to nominate one director (or more directors depending on the size of the decrease in the aggregate number of directors which can be appointed by the Investors) and (y) such reduction in the number of directors that may be appointed by the Investors is occasioned by conversion of Series A Preferred Stock by more than one Investor, then the Investor (or Investors) that converted the greatest proportion of its (or their) Series A Preferred Stock shall first lose their right to designate one or more directors; and (ii) if the number of directors which can be appointed by the Investors in the aggregate is decreased as a result of a sale of less than all of the Subject Securities held by the Original Majority Investor and in which sale the Original Majority Investor exercises its Drag-Along Right, then so long as NMP retains the right to appoint at least one director, NMP shall first lose its right to designate one director (or more directors depending on the size of the decrease in the aggregate number of directors which can be appointed by the Investors) before DB loses its right to designate a director. Should any of the individuals elected as directors pursuant to this Section 3.1 be unwilling or unable to serve, or otherwise cease to serve (including by means of removal in accordance with the following sentence), then subject to applicable law, the Investor(s) who nominated such individual shall be entitled to fill the resulting vacancies on the Board of Directors by nominating or designating any replacement for any director originally nominated by it pursuant to this Section 3.1. Subject to applicable law, if any Investor proposes to remove any of its nominated directors, the other Investor or Investors, if any, agree to cooperate in such removal (including voting with such removing Investor, if necessary) and any resulting vacancy shall be filled in accordance with the preceding sentence.

          (d) With respect to all matters on which the Series A Preferred Stock shall vote as a class, each Share of Series A Preferred Stock shall be entitled to one vote.

                                   ARTICLE IV

                               REGISTRATION RIGHTS

            Section 4.1. RIGHTS OF INVESTORS. The Original Majority Investor will have the right to exercise the Investors' rights pursuant to Section 2 (Demand Registration) of the Registration Rights Agreement to be entered into by the Company, NMP, DB and any additional Purchasers (as defined in the Purchase Agreement) on or prior to the Closing Date (the "Registration Rights Agreement") as Covered Holders (as defined in the Registration Rights Agreement) and the other Investors shall take such actions as may be necessary to allow for such exercise by the Original Majority Investor; PROVIDED, HOWEVER, that beginning on the Transfer Restriction Lapse Date, DB and its Permitted Transferees, so long as they hold at least 10% of the outstanding Series A Preferred Stock or shares of common stock issued upon the conversion thereof, may require on one occasion during the term of their investment, the Company to register for offer and sale pursuant to a Registration Statement on Form S-3, if the Company is S-


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

3 Eligible and such S-3 registration right is otherwise available, and the Original Majority Investor shall take reasonable efforts to allow for such exercise. Nothing in the preceding sentence shall be deemed to limit the ability of either the Minority Investors or the Original Minority Investor to exercise their rights pursuant to Section 3 (Piggy-back Registration) of the Registration Rights Agreement. Notwithstanding the foregoing, if the amount of Subject Securities to be registered in any offering is cut back because the managing underwriters for such offering determine that the full amount requested to be distributed cannot be included without adversely affecting the offering, the Investors shall be cut back on a pro rata basis (based on their Company Investments at the time they exercised such "piggyback" registration rights, irrespective of who made the original registration demand).

                                   ARTICLE V

                                  MISCELLANEOUS

          Section 5.1. RECAPITALIZATIONS, EXCHANGES, ETC. AFFECTING SHARES. The provisions of this Agreement regarding the Subject Securities shall apply to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, reorganization or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Subject Securities by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted. Subject only to the provisions of the preceding sentence, nothing contained in this Agreement shall prohibit or restrict the Company from taking any corporate action, including, without limitation, declaring any dividend (whether in cash or stock) or engaging in any corporate transaction of any kind, including, without limitation, any merger, consolidation, liquidation or sale of assets.

          Section 5.2. WAIVER AND AMENDMENT. Any party hereto may waive its rights under this Agreement at any time, and no such waiver shall operate to waive such party's rights under this Agreement on any other occasion. Any agreement on the part of any such party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. This Agreement may be amended only by a written instrument signed by all Investors.

          Section 5.3. PURCHASERS' AGENT; CONSULTATION. The Investors agree that NMP shall be the Purchasers' Agent under the Purchase Agreement for purposes of responding to Company requests for and providing to the Company those required consents or waivers to be provided by the Purchasers' Agent prior to the Closing Date; PROVIDED, that NMP shall consult with the other Investors with respect to all such decisions and shall not waive any closing conditions or grant any material consents to the Company without either (i) obtaining the Original Minority Investor's prior approval or (ii) if the matter is one which would, under the Purchase Agreement, otherwise permit the Original Minority Investor not to proceed with the investment, entering into arrangements to replace the Original Minority Investor as a Purchaser under the Purchase Agreement. Notwithstanding the forgoing, nothing in this Section 5.3 shall affect the ability of each Investor to vote its Subject Securities in a manner that it deems appropriate, or as specified in this Agreement and the Purchase Agreement and the transactions contemplated hereby and thereby.


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         Section 5.4. ADDITIONAL INVESTORS. The Investors agree that upon the
Sell-Down, each new investor shall execute counterpart signature pages to this Agreement and such new investors will, upon delivery to the Original Majority Investor and the Original Minority Investor of such signature pages, become parties to, and bound by, this Agreement, each to the same extent as if they had been an Investor and Minority Investor at the Closing Date.

         Section 5.5. NOTICES. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given and effective (1) when delivered, if delivered personally; (2) when transmitted via telecopy (or other facsimile device) to the number set forth below; (3) the day following the day on which the same has been delivered prepaid to a reputable overnight courier service; or (4) the fifth business day after its being deposited in the mail if sent by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed:

                  New Mountain Partners, L.P.
                  712 Fifth Avenue, 23rd Floor
                  New York, NY  10019
                  Attn:  Steve B. Klinsky
                  Telecopy:  (212) 582-1816

            with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attn: Trevor S. Norwitz, Esq.
                  Telecopy No.:  (212) 403-2000

                  DB Capital Investors, L.P.
                  c/o DB Capital Partners, Inc.
                  One Market Plaza
                  Steuart Tower, Suite 2400
                  San Francisco, California  94105
                  Attn:  Steven K. Dollinger
                  Telecopy:  (415) 217-4288

            with a copy to:

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, NY 10036-2787
                  Attn: Oliver C. Brahmst, Esq.
                  Telecopy No.:  (212) 354-8113

If to any other Investor to the address of such Investor as shown in the stock record book of the Company or at such other address as the parties hereto shall have specified by notice in writing to the other parties.


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          Section 5.6. APPLICABLE LAW. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without regard to the application of principles of conflicts of law.

          Section 5.7. INTEGRATION. This Agreement, the Support Agreement, the Purchase Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto which form a part hereof or thereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement, the Support Agreement and the Purchase Agreement and the documents referred to herein and therein supersede all prior agreements and understandings between the parties with respect to its subject matter.

          Section 5.8. DESCRIPTIVE HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

          Section 5.9. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          Section 5.10. SUCCESSORS, ASSIGNS AND TRANSFEREES. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and transferees except to the extent that the terms of this Agreement limit or otherwise restrict the transferability of any rights or obligations hereunder.

          Section 5.11. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 5.12. EXPENSES. Expenses related to this Agreement and the Purchase Agreement and the actions contemplated hereby and thereby shall be paid in accordance with Section 12.2 of the Purchase Agreement, and the Closing Amount (and any other transaction fees received from the Company in connection with the transactions contemplated hereby and thereby) shall be divided in accordance with the percentages set forth in the Allocation Notice presented immediately prior to the Closing Date, once all of the unreimbursed reasonable out-of-pocket expenses of each of the Purchasers have been paid.

         Section 5.13. INTERPRETATION; ABSENCE OF PRESUMPTION. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of


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

one gender shall be held to include the other gender as the context requires,
(ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

          (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          Section 5.14. FURTHER ASSURANCES. Each Investor agrees that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and intents hereof.

          Section 5.15. SPECIFIC PERFORMANCE. Each Investor acknowledges that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agrees that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

         Section 5.16. TERMINATION. This Agreement may be terminated at any time by the mutual consent of all of the Investors hereto and shall terminate upon the earlier of (x) the termination of the Purchase Agreement pursuant to Article 10 thereof and (y) March 16, 2011.

         Section 5.17. PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. Except as contemplated in this Agreement, the Support Agreement, the Purchase Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto, no party hereto will make any public announcement concerning transactions contemplated by this Agreement prior to reaching an agreement with the other parties hereto, unless required to do so by applicable law or regulation. The parties hereto agree, except as contemplated in this Agreement, the Support Agreement, the Purchase Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto and as may be required by applicable law or regulation (including the rules of any applicable stock exchange) or disclosed to a potential Permitted Transferee, not to further disclose any terms of this Agreement or any of the transactions or other matters contemplated hereby or related hereto.

            IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first above written.

                                    NEW MOUNTAIN PARTNERS, L.P.


                                    By:  New Mountain Investments, L.P., its
                                         general partner

                                    By:  New Mountain GP, LLC, its
                                         general partner


                                    By:  /s/ Steven B. Klinsky
                                       -----------------------------
                                    Name:  Steven B. Klinsky
                                    Title:  Member


                                    DB CAPITAL INVESTORS, L.P.


                                    By:  DB Capital Partners, L.P., its
                                         general partner

                                    By:  DB Capital Partners, Inc., its
                                         general partner


                                    By:  /s/ Steven K. Dollinger
                                       ------------------------------
                                    Name:  Steven K. Dollinger
                                    Title:  Director















                   [SIGNATURE PAGE TO SHAREHOLDERS' AGREEMENT]


                                      -11-